                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Networks Associates, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                 [NETWORK LOGO]

                             2001 NOTICE OF ANNUAL
                             STOCKHOLDERS' MEETING
                              AND PROXY STATEMENT

                                  MAY 24, 2001
                                   1:00 P.M.

                              SANTA CLARA TECHMART


                           5201 GREAT AMERICA PARKWAY

                         SANTA CLARA, CALIFORNIA 95054

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

                                  MAY 1, 2001

Dear Networks Associates Stockholder:

     You are cordially invited to join us at the Annual Meeting of Stockholders of Networks Associates, Inc. on May 24, 2001.

     It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

     On behalf of the Board of Directors, I would like to thank you for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                           Sincerely,

                                           /s/ George Samenuk
                                           George Samenuk
                                           Chief Executive Officer
                                           and Chairman of the Board

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2001
                            ------------------------


     The Annual Meeting of Stockholders of Networks Associates, Inc., will be held on Thursday May 24, 2001, at 1:00 p.m. Pacific Standard Time at the Santa Clara TechMart, 5201 Great America Parkway, Santa Clara, California 95054, for the following purposes:


     1. To elect two directors for three-year terms;

     2. To amend our 1997 Stock Incentive Plan;


     3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ended December 31, 2001; and



     4. To transact any other business as may properly come before the meeting.


     Only stockholders owning our shares at the close of business on April 25, 2001 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

                                           By order of the Board of Directors,

                                           /s/ Kent Roberts
                                           Kent Roberts
                                           Secretary

Santa Clara, California
May 1, 2001

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
PROCEDURAL INFORMATION......................................      1
PROPOSALS TO BE VOTED ON....................................      2
BOARD OF DIRECTORS..........................................      3
  Biographies...............................................      3
  Meetings of the Board of Directors........................      4
  Compensation of Directors.................................      5
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      6
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....      7
AUDIT COMMITTEE REPORT......................................      9
COMPARISON OF STOCKHOLDER RETURN............................     10
EXECUTIVE COMPENSATION AND OTHER MATTERS....................     11
  Summary Compensation Table................................     11
  Option Grants in 2000.....................................     13
  Option Exercises in 2000 and Year-End Option Values.......     14
  Employment and Change in Control Arrangements.............     14
  Officers and Directors Insurance..........................     16
  New Plan Benefits.........................................     17
Certain Transactions........................................     17
OTHER INFORMATION...........................................     19
APPENDIX A -- Summary of the 1997 Stock Incentive Plan......    A-1

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

     The accompanying proxy is solicited by our Board of Directors for use at the 2001 Annual Meeting of Stockholders to be held May 24, 2001 at 1:00 p.m. Pacific Standard Time or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. PLEASE READ IT CAREFULLY.

                             PROCEDURAL INFORMATION

     Only stockholders owning our shares at the close of business on April 25, 2001 (the "Record Date") are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office. As of the record date, there were 136,663,630 shares of our common stock outstanding.

     Solicitation of Proxies. The cost of soliciting proxies, including the preparation, assembly, printing and mailing of the Proxy Statement, the proxy material and any other material provided to stockholders, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of the common stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     Quorum; Abstentions; Broker Non-votes. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" will be treated as being present at the meeting for purposes of establishing a quorum and also will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for the purposes of determining both (i) the presence or absence of quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on a proposal.

     Deadline for Receipt of Stockholder Proposals. Proposals by our stockholders which are intended to be presented by such stockholders at our 2002 Annual Meeting must be submitted in accordance with the provisions of our bylaws and must be received by us no later than January 3, 2002 in order to be:

     - considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

     - considered at the meeting.

     Stockholder proposals, including stockholder nominations for directors, must be delivered to us at our offices at 3965 Freedom Circle, Santa Clara, California 95054, on or prior to the deadline of January 3, 2002. Stockholders wishing to make stockholder proposals should contact the Corporate Secretary for details of the information to be included in such proposals.

                            PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The nominees for election at the Annual Meeting are Robert M. Dutkowsky and Robert Pangia. Mr. Dutkowsky and Mr. Pangia are Class III directors. If elected, they will serve as directors until the annual meeting in 2004. Enzo Torresi's term as a Director will conclude at the 2001 Annual Meeting, and is not standing for reelection. At such time, our Board of Directors will consist of six Directors.

     The nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as Class III directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for the purpose of determining the presence or absence of a quorum, but, under Delaware law, it will have no legal effect upon the election of directors.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

PROPOSAL NO. 2 -- AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

     We believe that stock options are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 1997 Stock Incentive Plan is intended to offer a significant incentive by allowing employees to purchase our common stock at a price equal to the fair market value on the date stock options are granted. Options granted under the 1997 Stock Incentive Plan will only become valuable if the price of our common stock increases over time and as the options vest.

     Currently, a maximum of 22.48 million shares may be granted under the 1997 Stock Incentive Plan. As of April 15, 2001, 19.85 million shares had been issued and 2.63 million shares remained available for grant.

     The amendment would increase the number of shares issuable under the 1997 Stock Incentive Plan by 5.0 million shares, bringing the total that may be granted under the 1997 Incentive Plan to 27.48 million shares.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

     If you would like more information about the 1997 Stock Incentive Plan, a summary of its terms is included in Appendix A to this Proxy Statement.

PROPOSAL NO. 3 -- SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP as independent accountants to audit our financial statements for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has acted in this capacity since its appointment during the fiscal year ended December 31, 1991. A representative of

PricewaterhouseCoopers LLP is expected to attend the Annual Meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

AUDIT FEES

     Audit fees billed to us by PricewaterhouseCoopers LLP during our 2000 fiscal year for the audit of our consolidated annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q totaled $1,463,225.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     In 2000, we initiated the implementation project for our ERP system. As part of that project, PricewaterhouseCoopers LLP was engaged to review the system design and controls. These fees totaled $78,594.

ALL OTHER FEES

     Fees billed to us by PricewaterhouseCoopers LLP during our 2000 fiscal year for all other non-audit services, including tax related services, totaled $3,464,161.

     The Audit Committee of the Board has made a determination that the provision of services by PricewaterhouseCoopers LLP other than for audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent auditors.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

BOARD OF DIRECTORS

     We have a classified Board of Directors, consisting of six members, which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Directors in each class serve for terms of three years.

     The table below shows the continuing directors and director nominees.

                                                                                        YEAR OF
                                                                                       EXPIRATION   DIRECTOR
                   NAME                     AGE          PRINCIPAL OCCUPATION           OF TERM      SINCE
                   ----                     ---          --------------------          ----------   --------
Nominees for Class III Directors:
Robert Dutkowsky..........................  45    President and CEO, GenRad, Inc.         2001        2001
Robert Pangia.............................  49    Consultant                              2001        2001

Continuing Class I Directors:
Virginia Gemmell..........................  52    President, GlidePath, Inc.              2002        1996
Edwin Harper..............................  55    Consultant                              2002        1996

Continuing Class II Directors:
Leslie Denend.............................  59    Director, Rational Software,
                                                  Proxim, Inc., Adaptive Broadband
                                                  Corporation and Informix
                                                  Corporation                             2003        1995
George Samenuk............................  45    Chief Executive Officer and
                                                  Chairman of the Board, Networks
                                                  Associates, Inc.                        2003        2001

BIOGRAPHIES

     Robert Dutkowsky has been a director of the company since April 2001. From April 2000 to present, Mr. Dutkowsky has served as President and CEO of GenRad. From September 1999 to April 2000,

Mr. Dutkowsky served as Executive Vice President, Markets and Channels of EMC. From September 1997 to September 1999, Mr. Dutkowsky served as President of Data General, a division of EMC. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation, in a series of sales, marketing and senior management roles.

     Robert Pangia has been a director of the company since April 2001. Since 1996, Mr. Pangia has been self-employed as a consultant. From April 1987 to November 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including Director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation, IDEC Pharmaceuticals Corporation, and National Healthnet Corporation.

     Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was President of the company. From June 1993 to December 1997, Mr. Denend was Chief Executive Officer and President of Network General Corporation. From February 1993 to June 1993, Mr. Denend was Senior Vice President of Network General Corporation. Mr. Denend serves as a director of Rational Software, Proxim, Inc., Adaptive Broadband Corporation and Informix Corporation.

     George Samenuk joined the company in January 2001 as President and Chief Executive Officer, and was appointed as a director. In April 2001, Mr. Samenuk was named Chairman of the Board of Directors. From January 2000 to January 2001, Mr. Samenuk served as President and Chief Executive Officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as General Manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was General Manager, ASEAN/South Asia at IBM Corporation. Mr. Samenuk has been a director of McAfee.com since January 2001, and has served as the chairman of its board since March 2001.

     Virginia Gemmell has been a director of the company since September 1996. Ms. Gemmell founded GlidePath, Inc., a consulting firm, and has served as its President since August 1995. From May 1986 to August 1995, Ms. Gemmell was a Managing Partner of Synectics, Inc., a consulting firm.

     Edwin Harper has been a director of the company since January 1993. From June 1996 to December 1998, Mr. Harper was the President and Chief Executive Officer of SyQuest Technology, Inc., a manufacturer of computer peripherals. From June 1993 to April 1996, Mr. Harper was President and Chief Executive Officer of ComByte, Inc., a privately held PC peripherals company. From June 1992 to April 1993, Mr. Harper was President and Chief Executive Officer of Colorado Memory Systems, a manufacturer of computer peripherals and from September 1990 through May 1992 served as its President and Chief Operating Officer. Mr. Harper currently serves as a director of Apex PC Solutions, Inc. In November 1998, SyQuest filed a petition under Chapter 11 of the United States Bankruptcy Code.

MEETINGS OF THE BOARD OF DIRECTORS

     During 2000, the Board of Directors held eight meetings. Each director attended at least 75% of all Board and applicable committee meetings during 2000.

     THE AUDIT COMMITTEE reviews, acts and reports to our Board of Directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. The Audit Committee held four meetings during 2000. In 2000, Edwin Harper, Virginia Gemmell, and Enzo Torresi were members of the audit committee. Mr. Torresi will leave the audit committee at the end of his term as a Class III Director. Robert Pangia was added to our Audit Committee in April 2001.

     The Audit Committee has adopted a written charter. Each member of our Audit Committee is "independent" as defined under the National Association of Securities Dealers' listing standards.

     THE COMPENSATION COMMITTEE reviews and approves executive salary levels and stock option grants. The Compensation Committee held three meetings during 2000. In 2000, Virginia Gemmell and Edwin Harper were members of the Compensation Committee. Robert Dutkowsky was added to our Compensation Committee in April 2001.

COMPENSATION OF DIRECTORS

     Directors fees, paid only to directors who are not employees, are as follows:

     - $5,000 quarterly retainer,

     - $1,500 for each regular Board meeting attended,

     - $1,000 for each Special meeting attended,

     - expenses of attending Board and committee meetings.

     Under our Stock Option Plan for Outside Directors, non-employee directors are automatically granted an option to purchase 37,500 shares of our common stock, when they first become a director. Each year after the initial grant, they are entitled to receive an additional option grant to purchase up to 15,000 shares of our common stock. All options are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.

     Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan, are also eligible to participate in our Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of our common stock owned by
(i) the Chief Executive Officer, each of the four other most highly compensated executive officers during fiscal 2000, and (ii) each of our directors and nominees as of April 13, 2001. As of April 13, 2001, we had no stockholders that owned greater than 5% of our outstanding common stock.

     Included in our four highest paid executive officers is Srivats Sampath, currently the Chief Executive Officer of McAfee.com, our publicly traded subsidiary. As of April 13, 2001, McAfee.com had 44,745,905 outstanding shares of its common stock, consisting of 8,745,905 shares of Class A common stock and 36,000,000 shares of Class B common stock. As of April 13, 2001, we owned all shares of the McAfee.com Class B common stock, entitled to three votes per share and representing approximately 80.5% of McAfee.com's outstanding common stock and 92.5% of its total voting power.

                                            NUMBER OF                  PERCENT OF
                                             SHARES       RIGHT TO     OUTSTANDING
  NAME AND ADDRESS OF BENEFICIAL OWNERS     OWNED(1)     ACQUIRE(2)     SHARES(3)
  -------------------------------------     ---------    ----------    -----------
George Samenuk(4).........................   400,000     1,200,000         1.1
Robert Dutkowsky..........................        --            --           *
Robert Pangia.............................        --            --           *
Leslie Denend(5)..........................     6,300       424,702           *
Virginia Gemmell(6).......................       250        91,875           *
Edwin Harper(7)...........................        --        55,313           *
Enzo Torresi..............................        --        37,500           *
Zachary Nelson(8)(9)......................        --       642,188           *
Srivats Sampath(10).......................                 106,248           *
William Larson(12)(11)....................        --     1,806,877         1.3
Prabhat Goyal(13)(11).....................        --       736,565           *
Peter Watkins(14)(11).....................     3,539       898,797           *
Executive officers and directors as a
  group (12 persons)......................   410,089     6,000,065         4.4

---------------
  *  Less than 1%.

 (1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

 (2) Consists of options that are currently exercisable or will become exercisable within 60 days of April 13, 2001.

 (3) Total shares owned (column 1) plus option shares (column 2) divided by 136,663,030 shares outstanding as of April 13, 2001.

 (4) Mr. Samenuk holds 400,000 shares of restricted stock subject to company repurchase rights. Our repurchase rights lapse with respect to 1/8 of the restricted stock in each of the first four quarters of Mr. Samenuk's employment. With respect to the remaining 50% of the restricted stock, our repurchase rights will lapse on the second year anniversary date of Mr. Samenuk's employment. In addition, 1.2 million options were issued to Mr. Samenuk and are immediately exercisable. If Mr. Samenuk exercises the stock options, we shall have repurchase rights with respect to unvested shares. 25% of the shares vest upon the first year anniversary of Mr. Samenuk's employment, and the remaining shares vesting at a rate of 1/48 per month for the remaining 36 months of the vesting period.

 (5) Mr. Denend beneficially owns 2,000 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

 (6) Ms. Gemmell beneficially owns 500 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

 (7) Mr. Harper beneficially owns 1,500 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

 (8) Mr. Nelson holds vested options to acquire 53,900 shares of McAfee.com Class A common stock. Mr. Nelson beneficially owns 126,100 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

(9) In 2000, Mr. Nelson served as Chief Executive Officer of myCIO.com, our wholly owned subsidiary. In February 2001, we announced our plan to reintegrate myCIO.com's operations with our own, while continuing to offer myCIO.com's products and services as key offerings. In April 2001, Mr. Nelson became Chief Strategy Officer of Networks Associates, Inc. While 800,000 myCIO.com options held by Mr. Nelson continue to vest and become exercisable during his employment by us, the fair market value of his myCIO.com options are significantly less than the $5.13 per share exercise price.

(10) Mr. Sampath holds options that are vested or will vest within 60 days of April 13, 2001 with respect to 525,000 shares of McAfee.com Class A common stock. Mr. Sampath also beneficially owns 16,980 shares of McAfee.com Class A common stock. These shares and options represent 1.2% of the outstanding capital stock of McAfee.com.

(11) Mr. Larson, Mr. Goyal, and Mr. Watkins serve as special advisors to the Company and are not currently officers of the company.

(12) Trusts for which Mr. Larson or his wife act as trustee hold vested options to acquire 900,000 shares of McAfee.com Class A common stock. These shares represent approximately 2% of the voting power of the outstanding capital stock of McAfee.com. Mr. Larson was granted one option to purchase myCIO.com common stock. In February 2001, we announced our plan to reintegrate myCIO.com's operations with our own, while continuing to offer myCIO.com's products and services as key offerings. While the myCIO.com option held by Mr. Larson continues to vest and become exercisable during his employment by us, the fair market value of his myCIO.com option is significantly less than the $5.13 exercise price. This option will not convert to an option to purchase our common stock.

(13) Mr. Goyal holds vested options to acquire 360,000 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

(14) Mr. Watkins holds vested options to acquire 180,000 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2000, the Compensation Committee of the Board of Directors consisted of Ms. Gemmell and Mr. Harper, neither of whom has served as our employee or officer at any time. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION POLICIES

     Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

     In preparing the performance graph for this Proxy Statement, we have selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION

     There are three components of our executive compensation program which are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our shareholders.

Salary

     The Compensation Committee strives to offer salaries to its executive officers, which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to us and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the Compensation Committee considers information provided by our Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

Bonuses

     Awards under the Company's Executive Bonus Plan for 2000 were contingent upon us achieving certain performance goals established by the Board of Directors. For executive officers other than the Chief Executive Officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the Committee and are specifically weighted for identified financial, management, strategic and operational goals. The Committee reviews performance against the goals and approves payment of the bonuses. In 2000, bonuses awarded under the plan to Mr. Larson, our former Chief Executive Officer, totaled $566,226. The bonus received by Mr. Larson under the plan was 57% of his total cash compensation. Bonuses awarded under the plan in 2000 to other executive officers represented between 19% and 39% of their total cash compensation.

Equity Incentives

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer's position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to us.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In 1998, 1999 and 2000, Mr. Larson's base salary increased by approximately forty-seven percent (47%), zero percent (0%), and zero percent (0%), respectively. In determining these adjustments, the Committee considered, among other things, compensation data for chief executives of comparable companies and Mr. Larson's performance in 1998, 1999 and 2000.

     George Samenuk's annual base salary for 2001 is $720,000. Mr. Samenuk is eligible for a bonus in 2001.

     The Chief Executive Officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits deductions for federal income tax purposes, certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The Committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws where possible.

                                          COMPENSATION COMMITTEE

                                          Virginia Gemmell
                                          Edwin Harper

                             AUDIT COMMITTEE REPORT

     During 2000 the Audit Committee consisted of three independent directors. In connection with the audited financial statements contained in our 2000 Annual Report on Form 10-K, the Audit Committee:

     - reviewed the audited financial statements with our management;

     - discussed with PricewaterhouseCoopers LLP (PwC), our independent public accountants, the materials required to be discussed by Statement of Auditing Standard 61, or SAS 61;

     - reviewed the written disclosures and the letter from PwC required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

     - discussed with representatives of PwC the accounting firm's independence from us and management;

     - considered whether the provision by PwC of non-audit services is compatible with maintaining PwC's independence; and

     - based on the foregoing review and discussion, recommended to the Board that the audited financial statements be included in our 2000 Annual Report on Form 10-K.

                                          AUDIT COMMITTEE

                                          Edwin Harper
                                          Virginia Gemmell
                                          Enzo Torresi

                        COMPARISON OF STOCKHOLDER RETURN

     The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------
                          Dec-96  Dec-97  Dec-98  Dec-99  Dec-00
-----------------------------------------------------------------
 Networks Associates,
  Inc.                      100     120     226      91      14
 NASDAQ Stock Market-US     100     122     173     321     193
 NASDAQ Computer & Data
  Processing                100     123     219     482     223
-----------------------------------------------------------------

     Pursuant to the Proxy Rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2000 reflects a December 31, 2000 closing market price on the Nasdaq National Market of $4.19.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file certain reports of ownership with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers, Inc. Such officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2000 pursuant to Section 16(a) of the Exchange Act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows. Mr. Nelson sold 1,592 shares in February of 2000 in a transaction that was not reported in a timely manner with the SEC. Ms. Gemmell exercised 1,250 options and sold 1,250 shares of common stock in February of 2000 in a transaction that was not reported in a timely manner to the SEC. Mr. Larson exercised 300,000 options and sold 300,000 shares of common stock in late January and early February of 2000 in transactions that were not reported in a timely manner to the SEC.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table summarizes the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2000, based on salary and bonus figures. In January 2001, George Samenuk joined the company as Chief Executive Officer and in April 2001, Stephen Richards joined the company as Chief Financial Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION              ----------------------------------------
                                   -----------------------------------------   SECURITIES     SECURITIES     SECURITIES
                                                                OTHER ANNUAL   UNDERLYING     UNDERLYING     UNDERLYING
                                           SALARY               COMPENSATION       NAI        MCAFEE.COM     MYCIO.COM
NAME AND PRINCIPAL POSITION  AGE   YEAR    ($)(1)    BONUS($)       ($)        OPTIONS(#)    OPTIONS(#)(3)   OPTIONS(#)
---------------------------  ---   ----   --------   --------   ------------   -----------   -------------   ----------
William L. Larson(4)......   45    2000   $420,000   $566,226          --              --            --             1
  Chief Executive Officer          1999    420,000    366,275          --              --       900,000(3)         --
  and Chairman of the              1998    419,962    453,775          --         300,000            --            --
  Board
Prabhat Goyal(4)..........   46    2000   $300,013   $190,250          --              --            --            --
  Chief Financial Officer,         1999    300,013    136,313          --         100,000       360,000(3)         --
  Vice President of                1998    300,013    134,107          --         225,000            --            --
  Finance and
    Administration
Peter R. Watkins(4).......   46    2000   $204,167   $ 90,430          --         500,000            --            --
  President and Chief              1999    300,012    167,988          --         100,000       180,000(3)         --
  Operating Officer                1998    299,628    130,260          --         225,000            --            --
Zachary A. Nelson(5)......   39    2000   $225,009   $137,955          --              --            --       800,000
  President and Chief              1999    300,013    156,434          --         200,000       180,000(3)         --
  Executive Officer                1998    300,013    147,718          --         225,000            --            --
  myCIO.com
Srivats Sampath(6)........   41    2000   $240,000   $ 57,479          --              --            --            --
  President and Chief              1999    240,000     62,608          --              --       900,000(3)         --
  Executive Officer                1998    112,769     15,652          --         150,000            --            --
  McAfee.com


                              ALL OTHER
                             COMPENSATION
NAME AND PRINCIPAL POSITION     ($)(2)
---------------------------  ------------
William L. Larson(4)......      $5,330
  Chief Executive Officer        3,250
  and Chairman of the            4,308
  Board
Prabhat Goyal(4)..........      $   --
  Chief Financial Officer,       3,250
  Vice President of              3,250
  Finance and
    Administration
Peter R. Watkins(4).......      $   --
  President and Chief            3,250
  Operating Officer              3,250
Zachary A. Nelson(5)......      $   --
  President and Chief            3,250
  Executive Officer              3,250
  myCIO.com
Srivats Sampath(6)........      $   --
  President and Chief            3,250
  Executive Officer              3,250
  McAfee.com

---------------
(1) Salary includes amounts deferred under our 401(k) Plan.

(2) Represents contributions made by us pursuant to our 401(k) Plan.

(3) In January 1999, a total of 4,140,000 options to purchase shares of McAfee.com Class A common stock were granted to our then Chief Executive Officer and our four most highly compensated executive officers, including 900,000 options granted to Srivats Sampath, the Chief Executive Officer of McAfee.com. These options were granted at an exercise price of $3.67 per share. At the time the options were granted, they vested 25% on January 15, 2000 with 2.083% vesting each month thereafter for the following 36 months. In September 1999, the aggregate number of options granted to each of these individuals, other than Mr. Sampath, and the amount of their individual grants, was reduced by 50%. In exchange for this reduction, the remaining options were vested in full. McAfee.com share amounts shown above reflect this 50% reduction. Mr. Sampath's McAfee.com options were not reduced and they continue to vest in accordance with their original term.

(4) Mr. Larson, Mr. Goyal, and Mr. Watkins presently serve as special advisors to and are not currently officers of the Company.

(5) In 2000, Mr. Nelson served as Chief Executive Officer of myCIO.com, our wholly owned subsidiary. In February 2001, we announced our plan to reintegrate my.CIO.com's operations with our own, while continuing to offer my.CIO.com's products and services as key offerings. While my.CIO.com options held by Mr. Nelson continue to vest and become exercisable while Mr. Nelson is employed by us, the fair market value of his my.CIO.com options are significantly less than the $5.13 per share exercise price. In April 2001, Mr. Nelson became Chief Strategy Officer of the company. 25% of these options vest on May 15, 2001 and 2.083% vest each month thereafter for the following 36 months.

(6) Mr. Sampath was under McAfee.com's compensation plan in 1999 and 2000 and therefore received no Networks Associates options.

     George Samenuk joined the company in January 2001 as President and Chief Executive Officer, and was appointed as a director. In April 2001, Mr. Samenuk was named Chairman of the Board of Directors. From

January 2000 to January 2001, Mr. Samenuk served as President and Chief Executive Officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as General Manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was General Manager, ASEAN/South Asia at IBM Corporation. Mr. Samenuk has been a director of McAfee.com since January 2001, and has served as the chairman of its board since March 2001.

     Stephen Richards joined the company in April 2001 as Executive Vice President and Chief Financial Officer. In April 2001, Mr. Richards was named a director of McAfee.com. From April 1996 to August 2000, Mr. Richards served in several senior level executive positions with E*Trade Group, Inc., including Chief Financial Officer. From October 1984 to March 1996, Mr. Richards served as Managing Director and Chief Financial Officer of the Correspondent Clearing Division of Bear Stearns. He has also held management positions with A. G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand LLP.

     William Larson joined the company in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director and was elected to the additional office of President. In April 1995, Mr. Larson was named Chairman of the Board of Directors. In January 2001, Mr. Larson's employment as Chief Executive Officer and his position as Chairman of the Board were terminated. Mr. Larson continues to serve as a special advisor to the company.

     Prabhat Goyal joined the company in March 1996 and was named as its Vice President of Finance, Corporate Controller and Treasurer in April 1996. Mr. Goyal became Chief Financial Officer, Vice President of Finance and Administration and Secretary in October 1996. In January 2001, Mr. Goyal's employment as Chief Financial Officer, Vice President of Finance and Administration and his position as Secretary to the board of directors was terminated. Mr. Goyal continues to serve as a special advisor to the company.

     Peter Watkins joined the company in May 1995 as Vice President of International Operations. Mr. Watkins became President and Chief Operating Officer in December 1999. Mr. Watkins was Vice President of International Operations from May 1995 to October 1996 and Vice President of Security from October 1996 to January 1997 when he became Vice President and General Manager of Security. In January 2001, Mr. Watkins' employment as President and Chief Operating Officer was terminated. Mr. Watkins continues to serve as a special advisor to the company.

     Zachary Nelson joined the company in March 1997 as Vice President and General Manager of Network Management. From December 1999 to April 2001, Mr. Nelson served as President and Chief Executive Officer of myCIO.com, our wholly owned subsidiary. In April 2001, Mr. Nelson became Chief Strategy Officer. From February 1993 to March 1997, Mr. Nelson was employed by Oracle Corporation in various capacities, ultimately serving as Vice President of Marketing. From January 1990 to February 1993, Mr. Nelson was employed in various capacities, ultimately serving as Director of Corporate Marketing, at SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc.

     Srivats Sampath is currently the Chief Executive Officer of McAfee.com. He joined the company in June 1998 as Vice President of Worldwide Marketing and became President and Chief Executive Officer of McAfee.com in December 1998. From June 1996 to December 1997, Mr. Sampath was Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath was President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions.

     Our officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

     This table shows stock option grants made by Networks Associates, McAfee.com and myCIO.com to our Chief Executive Officer and our four other most highly compensated executive officers during the year ended December 31, 2000:

                             OPTION GRANTS IN 2000

                                              INDIVIDUAL GRANTS
                                     -----------------------------------                  POTENTIAL REALIZABLE
                                     NUMBER OF    % OF TOTAL                                VALUE AT ASSUMED
                                     SECURITIES    OPTIONS                                ANNUAL RATES OF STOCK
                                     UNDERLYING   GRANTED TO                                APPRECIATION FOR
                         COMPANY      OPTIONS     EMPLOYEES    EXERCISE                     OPTION TERMS (3)
                         GRANTING     GRANTED     IN FISCAL      PRICE     EXPIRATION   -------------------------
         NAME             OPTION       (#)(1)        YEAR      ($/SH)(2)      DATE        5% ($)        10% ($)
         ----           ----------   ----------   ----------   ---------   ----------   -----------   -----------
William L.              NAI
  Larson(4)...........                     --          --           --            --             --            --
                        McAfee.com         --          --           --            --             --            --
                        myCIO.com           1           *       $ 5.13     5/15/2010    $        33   $        55
Prabhat K. Goyal(4)...  NAI                --          --           --            --             --            --
                        McAfee.com         --          --           --            --             --            --
                        myCIO.com          --          --           --            --             --            --
Peter R. Watkins(4)...  NAI           500,000        6.48%      $26.00     1/27/2010    $ 8,175,630   $20,718,652
                        McAfee.com         --          --           --            --             --            --
                        myCIO.com          --          --           --            --             --            --
Zachary A. Nelson.....  NAI                --          --           --            --             --            --
                        McAfee.com         --          --           --            --             --            --
                        myCIO.com     800,000          23%      $ 5.13     5/15/2010    $ 2,580,984   $ 6,540,719
Srivats Sampath.......  NAI                --          --           --            --             --            --
                        McAfee.com         --          --           --            --             --            --
                        myCIO.com          --          --           --            --             --            --

---------------
 *  Less than 1%

(1) All of the above options for Networks Associates' common stock granted in 2000 vest at the rate of one-fourth one year from the date of grant and 1/48th per month after that. Under the Incentive Plan, the Board is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee's termination of employment under certain specified circumstances. Except for Mr. Sampath's options, options to purchase shares of McAfee.com Class A common stock are fully vested. Mr. Sampath's McAfee.com options vest in the same manner as his Networks Associates options.

(2) All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3) These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's Proxy Rules and do not necessarily reflect management's assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

(4) Mr. Larson, Mr. Goyal and Mr. Watkins are not currently officers of the company. Networks Associates, myCIO.com, and McAfee.com options held by Mr. Larson, Mr. Goyal, and Mr. Watkins continue to vest while they each serve one-year terms as special advisors to the company.

     The following table shows stock option exercises and the value of unexercised stock options held by our Chief Executive Officer and our four other most highly compensated executive officers during the year ended December 31, 2000:

                       AGGREGATE OPTION EXERCISES IN 2000
                           AND YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        SHARES                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          COMPANY      ACQUIRED                        OPTIONS AT 12/31/00(#)            12/31/00($)(2)
                          GRANTING        ON            VALUE        ---------------------------   ---------------------------
         NAME              OPTION     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ----------   -----------   --------------   -----------   -------------   -----------   -------------
William L.
  Larson(3)(4).........  NAI            300,000       $5,948,333      1,769,377        81,250      $       --     $       --
                         McAfee.com          --       $       --        900,000            --      $1,199,970     $       --
                         myCIO.com           --       $       --             --             1      $       --     $       --
Prabhat K. Goyal(3)....  NAI                 --       $       --        727,711        96,352      $       --     $       --
                         McAfee.com          --       $       --        360,000            --      $  479,988     $       --
                         myCIO.com           --       $       --             --            --      $       --     $       --
Peter R. Watkins(3)....  NAI                 --       $       --        683,176       587,767      $       --     $       --
                         McAfee.com          --       $       --        180,000            --      $  239,994     $       --
                         myCIO.com           --       $       --             --            --      $       --     $       --
Zachary A. Nelson(4)...  NAI                 --       $       --        572,403       102,597      $       --     $       --
                         McAfee.com     126,100       $3,165,066         53,900            --      $   71,849     $       --
                         myCIO.com           --       $       --             --       800,000      $       --     $       --
Srivats Sampath........  NAI                 --       $       --         87,499        62,501      $       --     $       --
                         McAfee.com          --       $       --        431,250       468,750      $  574,985     $  624,984
                         myCIO.com           --       $       --             --            --      $       --     $       --

---------------
(1) Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(2) Calculated by taking the closing market price on December 31, 2000, of $4.188 for Networks Associates and $5.00 for McAfee.com, as applicable, less the exercise price, multiplied by the number of options exercisable or unexercisable. The fair market value of my.CIO.com options are significantly less than the $5.13 per share exercise price. The amounts in these columns may not represent amounts actually realized by these executive officers.

(3) Mr. Larson, Mr. Goyal and Mr. Watkins are not currently officers of the Company. Networks Associates, myCIO.com, and McAfee.com options held by Mr. Larson, Mr. Goyal, and Mr. Watkins continue to vest while they each serve one-year terms as special advisors to the Company.

(4) In February 2001, we announced our plan to reintegrate my.CIO.com's operations with our own, while continuing to offer my.CIO.com's products and services as key offerings. While my.CIO.com options held by Mr. Larson and Mr. Nelson continue to vest and become exercisable while they are employed by the company, the fair market value of their my.CIO.com options are significantly less than the $5.13 per share exercise price.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     George Samenuk entered into an agreement with us dated January 2, 2001, which provides for his at will employment as our Chief Executive Officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for stock options and restricted stock grants, (ii) 24 months of severance payments based on Mr. Samenuk's base salary and targeted bonus, (iii) any unpaid amount of Mr. Samenuk's sign on bonus, and (iv) continued health and other welfare and fringe benefits through the lesser of (x) 18 months from termination or (y) until Mr. Samenuk is covered by similar plans by a new employer. If Mr. Samenuk is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation, (ii) the acquisition of more than 50% of our stock by another party, or (iii) the sale of substantially all of our assets, Mr. Samenuk will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested and any repurchase rights on his shares of restricted stock will lapse.

     Stephen Richards entered into an agreement with us dated April 3, 2001, which provides for his at will employment as our Chief Financial Officer. The agreement also provides that if Mr. Richards is actually or constructively terminated other than for cause he will be entitled to severance benefits equal to twelve months of base salary and targeted bonus, plus twelve months of accelerated stock option vesting. If Mr. Richards is actually or constructively terminated other than for cause, after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation, (ii) the acquisition of more than 50% of our stock by another party or (iii) the sale of substantially all of our assets, Mr. Richards will be entitled to the severance noted above, all of his stock options will become fully vested, and he will be provided with continued health care coverage through the lesser of twelve months from termination or until he is covered by similar plans by a new employer.

     William L. Larson entered into an agreement with us dated July 20, 1995, that was amended on May 11, 1999, which provides that, if his employment is involuntarily terminated other than for cause, he will be entitled to receive severance payments for eighteen months after such a termination. The payments would be based on his base salary and bonus at the time of termination. These payments would stop if he commenced employment elsewhere. In addition, the agreement provides that if his employment with us is terminated other than for cause within three months of our merger, or a sale of substantially all of our assets due to such a transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. Mr. Larson entered into an agreement with us dated January 2, 2001, which provides for Mr. Larson's employment as a special advisor for a one-year term. If Mr. Larson is terminated other than for cause he will receive his base salary, targeted bonus, health benefits and continued vesting of stock options during the one-year term. If terminated without cause, the change of control agreements he previously entered into will continue to be effective during the one-year term as a special advisor.

     Prabhat K. Goyal entered into an agreement with us dated June 7, 1996, which provides that if his employment with us is terminated other than for cause, within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination. Mr. Goyal entered into an agreement with us dated January 2, 2001, which provides for Mr. Goyal's employment as a special advisor with us for a one-year term. If Mr. Goyal is terminated other than for cause he will receive his base salary, targeted bonus, health benefits and continued vesting of stock options during the one-year term. If terminated without cause, the change of control agreements he previously entered into will continue to be effective during the one-year term as a special advisor.

     Peter R. Watkins entered into an agreement with us dated May 1, 1995, which provides that if his employment with us is terminated other than for cause within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination. Mr. Watkins entered into an agreement with us dated December 26, 2000, which provides for Mr. Watkins' employment as a special advisor with us for a one-year term. If Mr. Watkins is terminated other than for cause he will receive his base salary, health benefits and continued vesting of stock options during the one-year term. If terminated without cause, the change of control agreements he previously entered into will continue to be effective during the one-year term as a special advisor.

     Zachary A. Nelson entered into an agreement with us dated March 20, 1997, which provides that if his employment with us is terminated other than for cause within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination. Mr. Nelson's prior agreements were supplemented and amended in an agreement with us dated January 1, 2001, which provides for Mr. Nelson's employment as a senior executive. The agreement provides that prior to December 31, 2001, either (i) Mr. Nelson may resign from his senior executive position and become a special advisor to us for a one year term, or (ii) we may remove Mr. Nelson from his position and have him serve as a special advisor for a one year term. Under this agreement, if prior to December 31, 2001, Mr. Nelson is terminated other than for cause or in connection with a change in control, during the lesser of one year following termination or resignation, or the one year anniversary of his becoming a special advisor (the "Severance Period") he shall receive severance of (i) salary and targeted bonus during the Severance Period, (ii) acceleration of stock option vesting during the Severance Period, and (iii) continued health benefits during the Severance Period. If, other than during the Severance Period, Mr. Nelson is terminated without cause in connection with a change of control he will be entitled to the accelerated vesting provisions set forth in his prior change of control agreements.

     Srivats Sampath entered into an agreement with McAfee.com dated April 14, 2000, which provides that, if his employment with McAfee.com is involuntarily terminated other than for cause within twelve months of (i) a sale of 50% of McAfee.com's shares, (ii) a Networks Associates' change of control, if McAfee.com is majority owned by us at the time, or (iii) a sale of substantially all of McAfee.com's assets, he will be entitled to receive severance payments for twelve months after such a termination. The payments would be based on his base salary and bonus at the time of termination. In addition, the agreement provides that if his employment with McAfee.com is terminated other than for cause within twelve months after any such event, all of his outstanding options will become fully vested and immediately exercisable, prior to the consummation of the transaction.

INDEBTEDNESS OF MANAGEMENT

     George Samenuk entered into an agreement with us dated January 2, 2001, which provides for his at will employment as our Chief Executive Officer. Under this agreement we agreed to make an interest free loan to Mr. Samenuk for the lesser of (a) $6,000,000 or (b) 80% of the purchase price of Mr. Samenuk's primary residence in the San Francisco Bay Area. This loan will be evidenced by a full recourse note and will also be secured by Mr. Samenuk's residence. The loan will be due on the earlier of (a) January 3, 2005, or (b) nine months following Mr. Samenuk's termination of employment. At this time, we have not loaned any funds to Mr. Samenuk.

OFFICERS AND DIRECTORS INSURANCE

     We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

NEW PLAN BENEFITS

     As of April 30, 2001, no benefits or amounts relating to the additional 5,000,000 options to acquire shares of common stock added to the 1997 Stock Incentive Plan, subject to stockholder approval, have been received by, or allocated to, any individuals under that plan.

                                                              NUMBER OF
                     NAME AND POSITION                         OPTIONS
                     -----------------                        ---------
Named officers..............................................     N/A
All Current Executive Officers as a Group...................     N/A
All Current Non-Employee Directors as a Group...............     N/A
All Current Non-Executive Employees as a Group..............     N/A

     In order to meet a portion of our option needs, in December 1999 our Board of Directors approved the 2000 Nonstatutory Stock Option Plan and reserved 3,000,000 shares for issuance under the plan. In December 2000 and in January 2001, respectively, our Board approved the reservation of an additional 5,500,000 shares and additional 3,000,000 shares under the plan. The plan provides for an option price at fair market value of our common stock on the date of grant. The options vest over a period of four years: 25% of shares granted vest one year from the date of grant and the remaining shares vest ratably in monthly increments over three years. All options under the option plan expire ten years after grant.

CERTAIN TRANSACTIONS

Option Grants from myCIO.com to our Officers and Directors

     In January 2000, William Larson and Zachary Nelson were granted options to acquire shares of myCIO.com common stock. These option grants are described in greater detail above under "Executive Compensation and Other Matters." In February 2001, the company announced its plan to reintegrate myCIO.com's operations with its own, while continuing to offer myCIO.com's products and services as key offerings. Beginning in 2001, myCIO.com will no longer constitute a separate business segment. Mr. Larson's and Mr. Nelson's options to purchase will continue to vest while they are employed by the company. These options will not convert to shares of our common stock.

Transactions between us and McAfee.com

     We have entered into certain agreements with McAfee.com for the purpose of defining our ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.

     Corporate Management Services Agreement. On January 1, 1999, we entered into a Corporate Management Services Agreement with McAfee.com under which we provide McAfee.com services relating to tax, accounting, insurance, employee benefits administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. In addition, McAfee.com may request that we provide certain additional services from time-to-time in the future, with the fee for such additional services subject to negotiation between the parties. From January 1, 1999 to December 31, 2000, the initial monthly fee that we receive for services under the agreement is a portion of the costs we incur (based on headcount) plus a 10% mark-up. During the year ended December 31, 2000, we charged McAfee.com $5.8 million under this agreement. In January 2001, we entered into an amended corporate management services agreement with McAfee.com whereby McAfee.com will pay $400,000 per calendar quarter for services related to tax, accounting, insurance, employee benefits and administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. According to the same amendment, McAfee.com will pay to us 110% of the direct rent paid by us for the use of facilities made available to McAfee.com.

     The Corporate Management Services Agreement may be terminated either by us when we cease to own a majority of McAfee.com's outstanding voting stock or by McAfee.com upon 30 days notice to us.

     Cross License Agreement. We entered into a technology cross license agreement with McAfee.com through one of our wholly owned subsidiaries. Under this agreement, we granted McAfee.com worldwide non-exclusive patent licenses and exclusive copyright licenses for the sale or licensing of software products or software services to certain OEMs and end users solely via the Internet. Eligible end users include only single-node, individual consumers. In consideration for the license and rights granted under this license, McAfee.com is required to pay us a 7% royalty on revenues from related product and subscription sales. Also under this agreement, McAfee.com granted us non-exclusive patent licenses and exclusive copyright licenses for the sale of products to enterprise customers through any method of distribution including the Internet and to end users through any method excluding the Internet. In consideration for the rights granted under this license, we are required to pay McAfee.com a royalty of $250,000 per quarter. Under this cross technology agreement, we will provide end user support to McAfee.com customers. Charges for such support will be equal to a portion of the costs to us plus a 10% markup. During the year ended December 31, 2000, we charged McAfee.com $2.2 million for royalties and support services.

     Reseller Agreements. In March 2001 we entered into reseller agreements with McAfee.com. Under these agreements, McAfee.com may resell our products to business customers and, in certain countries, we may sell McAfee.com products to OEMs and end-users directly or through ASPs.

     Revolving Loan Agreement. In January 1999, we entered into a revolving loan agreement with McAfee.com. Under the agreement, we agreed to make available to McAfee.com up to $30 million in cash as a revolving loan. The interest rate under this revolving loan is equal to the one-month LIBOR rate. The revolving loan is repayable in full on January 1, 2001, the termination date of the agreement. As of December 31, 2000, no amounts were outstanding under this agreement and the agreement was terminated on January 1, 2001.

     Tax Sharing Agreement. We have entered into a tax-sharing agreement with McAfee.com under which McAfee.com calculates its income taxes on a separate return basis. McAfee.com will be included in our consolidated group for federal income tax purposes for so long as we beneficially own at least 80% of the total voting power and the value of the outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between McAfee.com and us, during the period in which McAfee.com is included in our consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by McAfee.com or any other members of our consolidated group.

     Under the tax sharing agreement, McAfee.com and each other member has agreed to indemnify us if we are required to pay any tax liability amount in excess of our hypothetical separate income tax liability, provided we are not in default of our obligation to pay our hypothetical separate income tax liability.

     The tax sharing agreement will terminate if McAfee.com is no longer eligible to join us in the filing of a consolidated federal income tax return. In the event of such termination, any net operating losses or other carryforward amounts would not be available to McAfee.com upon departure from the group. Under the tax sharing agreement, McAfee.com will not be reimbursed for any such loss of tax benefits.

     Joint Cooperation Agreement. We have entered into a Joint Cooperation and Master Services Agreement with McAfee.com which governs the provision of technology services among the parties. Under this agreement, our anti-virus emergency response team (AVERT) will provide McAfee.com with research and solutions for virus events. The agreement also contains standard terms and conditions governing the provision of technology services from one party to the other under statements of work that may be negotiated from time to time. Currently McAfee.com has entered into one such statement of work under which McAfee.com provides us infrastructure and technical support services for our web site. We pay McAfee.com a fee for these services in an amount equal to ten percent of McAfee.com's total quarterly technology costs plus a ten-percent (10%) service charge. McAfee.com is obligated to provide these services until December 31, 2000 under this statement of work. During the year ended December 31, 2000, we were charged approximately $200,000.

     Indemnification and Voting Agreement. We have entered into an Indemnification and Voting Agreement with McAfee.com which became effective on December 2, 1999. Except under certain specified circumstances, we will indemnify McAfee.com for all losses related to any third party claims relating to events or circumstances arising out of our actions or inactions, including those of our subsidiaries and officers and directors, on or prior to December 2, 1999. Additionally, for so long as we own at least 20% of McAfee.com's outstanding voting power, we will vote our shares of McAfee.com's common stock in favor of the election of two independent McAfee.com directors.

     Registration Rights Agreement. We have entered into a registration rights agreement with McAfee.com that entitles us to include the shares of common stock we own in McAfee.com in any future registration of common stock McAfee.com makes, other than any registration statement relating to an acquisition or a stock option plan. In addition, we or certain of our transferees can request that McAfee.com file a registration statement so we can publicly sell our McAfee.com shares. McAfee.com has agreed pursuant to the terms of this registration rights agreement to pay all costs and expenses, other than underwriting discounts and commissions, related to shares to be sold by us or certain of our transferees in connection with any such registration.

                               OTHER INFORMATION

     We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

                                  By Order of the Board of Directors

                                  /s/ Kent Roberts
                                  Kent Roberts
                                  Secretary
                                  May 1, 2001

                                   APPENDIX A

                    SUMMARY OF THE 1997 STOCK INCENTIVE PLAN

     The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the company's principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

     ADMINISTRATION AND ELIGIBILITY. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of April 15, 2001, approximately 2,855 employees and consultants would have been eligible to participate in the Incentive Plan.

     FORM OF AWARDS. Awards under the Incentive Plan may take the form of options to acquire common stock of the company, stock appreciation rights ("SARs"), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.

     Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the common stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of April 16, 2001, the closing price of the company's common stock on the NASDAQ National Market was $7.66 per share.

     The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

     - a full-recourse promissory note;

     - the surrender of shares of common stock; or

     - the surrender of restricted shares already owned by the optionee.

     The Compensation Committee may also permit optionees to pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a "cashless exercise" in a broker assisted transaction.

     At any point in time, the Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash.

     An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the company. This appreciation may be in shares of common stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the section 162(m) limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the common stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

     Restricted shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of common stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of common stock rather than cash.

     A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of common stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with common stock rather than cash.

     VESTING CONDITIONS. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

     - the length of the recipient's service;

     - his or her individual performance;

     - the company's performance; and

     - other appropriate criteria.

     In the case of restricted shares and stock units, vesting is based on the company's performance.

     Where company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Committee, selected from one or more of the following:

- cash flow,                               - return on capital,
- earnings per share,                      - return on stockholder equity,
- gross margin,                            - growth with respect to any of the
- net income,                              foregoing measures,
- operating income,                        - expense reduction,
- operating margin,                        - growth in bookings,
- pre-tax profit,                          - growth in revenue, and
- return on assets,                        - stock price increase.

     Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a transfer of control with respect to the company. Transfer of control is defined in the Incentive Plan as:

     - the direct or indirect sale or exchange by the stockholders of the company of all or substantially all of the voting stock of the company;

     - a merger in which the company is a party; or

     - the sale, exchange or transfer of all or substantially all of the assets of the company.

     A transfer of control will also occur in the event of a liquidation or dissolution of the company.

     DEFERRAL OF AWARDS. The Committee may permit or require the recipient of an award to:

     - have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the company's books;

     - to have shares of common stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units; or

     - to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the company's books.

     The amount to be credited is measured by reference to the fair market value of common stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Committee.

     NUMBER OF RESERVED SHARES AND MAXIMUM AWARDS. The total number of shares of the company's common stock that may be issued under the Incentive Plan, subject to shareholder approval, is 28.48 million. Under the terms of the Incentive Plan, if:

     - any options, SARs, restricted shares or stock units are forfeited;

     - if options or SARs terminate for any other reason prior to exercise;

     - if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised; or

     - if stock units are settled,

then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

     NEW PLAN BENEFITS. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

FEDERAL TAX CONSEQUENCES

     The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

  Options

     The award of stock options will have no federal income tax consequences to the company or the optionee at the time of the option grant.

     For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income. If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.

     For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax. Also the company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

  Restricted Shares

     For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the company's right to repurchase the shares when the purchaser stops providing services to the company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the company's right to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the company's right to repurchase the shares stops.

  Stock Appreciation Rights

     For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

  Stock Units

     The grant of a stock unit award results in no federal income tax consequences for the participant or the company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The company will be able to take a deduction equal to the same amount.

                                   DETACH HERE
                                      PROXY
                            NETWORKS ASSOCIATES, INC.

                               3965 Freedom Circle
                          Santa Clara, California 95054
           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George Samenuk and Kent Roberts as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on April 25, 2001, at the Annual Meeting of Stockholders to be held on May 24, 2001, or any adjournment thereof.
--------------------------------------------------------------------------------
SEE REVERSE SEE REVERSE SIDE (Continued and to be signed on reverse side)

                                   DETACH HERE

[X] Please mark votes as in this example.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted for Proposals 1, 2, 3 and 4.

1.      Election of Class III Directors.

        Nominee: Robert Dutkowsky

                For             Withheld
                [ ]                [ ]



        Nominee: Robert Pangia

                For             Withheld
                [ ]                [ ]


2. To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder by 5,000,000 shares.

                For             Against          Abstain
                [ ]               [ ]              [ ]

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Independent accountants for the fiscal year ending December 31, 2001.

                For             Against          Abstain
                [ ]               [ ]              [ ]

4. At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears to the left. When shares are held in joint tenancy, all such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: __________________________________________  Date: _________________

Signature: __________________________________________  Date: _________________